Exhibit 99.1
MabVax Therapeutics Announces Positive Interim Data from Expanded Cohort in Phase 1 Trial Evaluating MVT-5873 in Combination with First-Line Chemotherapy in Pancreatic Cancer

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All treated patients had measurable tumor reductions

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Promising early results merit additional enrollment

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Company aiming to establish the potential of combination of MVT-5873 with first line therapy in pancreatic cancer

SAN DIEGO, February 12, 2018 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, announced today positive interim results from the Company’s ongoing Phase 1 trial evaluating MVT-5873 in combination with standard of care chemotherapy in patients newly diagnosed with pancreatic and other CA19-9 positive malignancies. At the dose tested, all six patients in the cohort had meaningful reductions in tumor volume by RECIST.

In the Phase 1 study, MabVax’s MVT-5873, a fully human antibody, was given in combination with nab-paclitaxel and gemcitabine to patients newly diagnosed with CA19-9 positive pancreatic cancer. MVT-5873 at a dose of 0.125 mg/kg when added to first-line chemotherapy was generally well tolerated by all subjects. The Company reported that all six patients had measurable tumor reductions, with four patients meeting the criteria for partial response (PR) and two patients meeting the criteria for stable disease (SD). These results help confirm results reported from a group of patients treated earlier. Patient CA19-9 levels, which are a prognostic indicator of the disease state, were markedly reduced in all subjects with this combination therapy. The Company plans to enroll additional patients at this dose to further explore safety and potential response.

“We are highly encouraged by the continued positive response across all of the initial patients at this dose of MVT-5873. We are enrolling additional patients at this dose level to confirm our early clinical results with a goal to determine if these clinically meaningful initial results can continue to be replicated in a larger patient population. With additional confirmatory data, we could establish the potential of combining MVT-5873 with first line therapy in very difficult to treat cancer patients,” commented David Hansen, MabVax's President and Chief Executive Officer.

This Phase 1 clinical trial is an open-label, multi-center nonrandomized study evaluating the safety and recommended Phase 2 dose of MVT-5873 in combination with a standard of care chemotherapy in subjects with pancreatic and other CA19-9 positive malignancies. Secondary objectives include evaluating tumor response rate by RECIST 1.1, duration of response, and to determine pharmacokinetics. This study utilizes a conventional 3+3 design to identify the recommended Phase 2 dose. Dr. Eileen O'Reilly, Associate Director of the David M. Rubenstein Center for Pancreatic Cancer Research, attending physician, member at Memorial Sloan Kettering Cancer Center and Professor of Medicine at Weill Cornell Medical College is the lead investigator in the MVT-5873 Phase 1 clinical trial.

For additional information about the Phase 1 MVT-5873 clinical trial, please visit clinicaltrials.gov, and reference Identifier NCT 02672917.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated over 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements:

This press release on announcing positive interim data from an expanded cohort in a phase 1 trial evaluating MVT-5873 in combination with first-line chemotherapy in pancreatic cancer patients contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials and product development pipeline. We have no assurance that these results can continue to be replicated in a larger patient population. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:
Jenene Thomas
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Email: jtc@jenenethomascommunications.com

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